UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment no.    )

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☐	Preliminary Proxy Statement
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U.S. AUTO PARTS NETWORK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2015

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), will be held on May 20, 2015 at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson, CA 90746, for the following purposes:

1.	to elect the following Class III directors to hold office for a term of three years or until their respective successors are elected and qualified: Fredric W. Harman, Warren B. Phelps and Bradley E. Wilson;

2.	to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors of our Company for fiscal year 2015; and

3.	such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof.

Only stockholders of record at the close of business on March 24, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

April 8, 2015

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

16941 Keegan Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished to holders of the common stock, par value $0.001 per share, and Series A Convertible Preferred Stock (“Series A Convertible Preferred”), par value $0.001 per share, of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to be voted at the 2015 Annual Meeting of Stockholders to be held on May 20, 2015 and at any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson CA 90746. These proxy solicitation materials are expected to be mailed on or about April 8, 2015 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 24, 2015. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock and Series A Convertible Preferred entitles its record holder to one vote on all matters subject to a stockholder vote. As of the record date, 33,817,840 shares of our common stock were outstanding and 4,149,997 shares of our Series A Convertible Preferred were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the three nominees receiving the highest number of “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. With regard to Proposal Two, to be approved, the Company must receive the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. Please note that if you hold your shares held in “street name” they can only be voted by your broker on routine matters, unless you provide instructions on how to vote for any non-routine matters. Accordingly, you should provide voting instructions to your broker.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the three nominees for director proposed by the Board under Proposal One and FOR Proposal Two.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2015 Annual Meeting. As indicated in our proxy statement for the 2014 annual meeting of stockholders, the notification deadline was March 21, 2015.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, although there is no formal agreement to do so, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a proxy solicitation firm to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $10,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 as amended (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. We cannot assure you that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this proxy statement. Except as required by law, we do not undertake any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. In June 2014, we appointed one new director, Jay K. Greyson, who has been designated a Class I director. Therefore, our Board of Directors currently consists of nine persons. Messrs. Evangelist and Greyson and Ms. Palmer have been designated Class I directors whose terms expire at the 2016 Annual Meeting of Stockholders. Messrs. Berman, Khazani and Majteles have been designated Class II directors whose terms expire at the 2017 Annual Meeting of Stockholders. Messrs. Harman, Phelps and Wilson have been designated Class III directors whose terms expire at the 2015 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Messrs. Harman, Phelps and Wilson as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2018 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for a substitute. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. At the Annual Meeting, stockholders are being asked to elect Messrs. Harman, Phelps and Wilson for Class III directors to hold office for a term of three years or until their respective successors are elected and qualified.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class III director nominees listed below.

Information About Directors and Nominees

We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. In accordance with the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”) we have charged our Nominating and Corporate Governance committee with ensuring that at least a majority of the directors qualify as “independent” under the NASDAQ Rules. See “Board Committees and Meetings - Nominating and Corporate Governance Committee” for a discussion of the factors that are considered in selecting our director nominees.

The table and narrative below sets forth information regarding each of our directors and our director nominees, including his or her age as of the date of the Annual Meeting, the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have recently served, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors. The Nominating and Corporate Governance Committee believes that the director nominees and the other current directors have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.

Name	Age	Director Since	Current Position(s)	Independent	Committee
					Audit	Compensation	Nominating and Corporate Governance
Robert J. Majteles	50	2006	Chairman of the Board	X	X	X	Chairman
Joshua L. Berman	45	2007	Director	X	X	Chairman
Shane Evangelist	41	2007	Chief Executive Officer and Director
Fredric W. Harman	54	2006	Director
Sol Khazani	57	2001	Director
Warren B. Phelps III	68	2007	Director	X	Chairman		X
Bradley E. Wilson	41	2013	Director	X			X
Barbara Palmer	49	2013	Director	X		X
Jay K. Greyson	50	2014	Director	X

Class III Director Nominees

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Demand Media, Inc., an online media company, Limelight Networks, Inc., an internet infrastructure company, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School. We believe that Mr. Harman is qualified to serve as a director due to his broad financial and industry experience, combined with his operational oversight gained through his investment in and extensive board service since 1991 with a broad range of technology and internet companies.

Warren B. Phelps III has been a director since September 2007. Since January 2013 Mr. Phelps has served as Executive Chairman of Empower RF Systems, Inc., a developer and manufacturer of high power RF amplifiers for the defense and commercial markets. From October 2009 until December 2012, Mr. Phelps served as the Chairman and CEO of Empower. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation. Mr. Phelps currently serves on the boards of directors of one privately held company and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from the University of Rochester in Rochester, New York. We believe that Mr. Phelps is qualified to serve as both a director and as the financial expert of our Audit Committee due to his extensive experience as a President or a Chief Executive Officer of a variety of companies in the technology industry, as well as his experience in financial management roles, including the creation and oversight of internal controls, preparation of the financial statements and coordination of the audit for public companies.

Bradley E. Wilson has been a director since November 2013. Mr. Wilson is the General Manager for Travelocity, Inc., an internet travel booking company, where he is responsible for retail operations and profitability of the business, brand strategy, marketing efficiency, and customer lifecycle management. Mr. Wilson previously served as the Chief Marketing Officer for Travelocity, Inc. from 2011 to early 2015. From July 2009 to May 2011, Mr. Wilson served as Senior Vice President of Marketing and Brand Management for Nutrisystem, the leading direct-to-consumer weight loss company in the United States, which he joined in March 2007. Mr. Wilson also served in marketing and customer acquisition roles for both Match.com and Blockbuster Online. Mr. Wilson currently serves on the Board of Directors for PlattForm, Inc., a company that provides education enrollment services and program management for leading universities. Mr. Wilson holds a B.S. degree from the University of Texas and an M.B.A. from the Cox School of Business at Southern Methodist University. We believe that Mr. Wilson is qualified to serve as a director due to his combined online marketing expertise and operational management experience from serving as General Manager, Chief Marketing Officer, and Senior Vice President for leading consumer brands on the internet.

Directors Whose Terms Continue

Class 1 Directors – Terms Expiring at the 2016 Annual Meeting of Stockholders

Shane Evangelist has been our CEO and a director since October 2007. From August 2004 to September 2007, Mr. Evangelist served as Senior Vice President and General Manager of Blockbuster Online, a division of Blockbuster Inc., which he joined in 2001, where he was responsible for leading the creation, development and launch of Blockbuster’s online movie rental service. Prior to that, from January 2001 to July 2004, Mr. Evangelist served as Vice President of Strategic Planning for Blockbuster Inc., with responsibility for strategy development, mergers and acquisitions, marketing and capital deployment. Prior to Blockbuster, Mr. Evangelist began his career at IBM where he served from 1997 to 2001 as a business executive responsible for media and entertainment accounts. Mr. Evangelist currently serves on the board of one privately held company. Mr. Evangelist holds a B.A. degree in Business Administration from the University of New Mexico and an M.B.A. from Southern Methodist University. We believe that Mr. Evangelist’s valuable business and leadership experience, particularly in the e-commerce industry, his experience running an industry-transforming business, combined with his intimate knowledge of our financial and operational status gained in his role as our Chief Executive Officer, qualifies Mr. Evangelist to serve as a director.

Barbara Palmer has been a director since November 2013 and currently serves as Chief Revenue Officer of CallFire, Inc., a communications software technology company in Santa Monica, California. From April 2008 to January 2014, Ms. Palmer held the role of President of The Search Agency, Inc., the largest independent search marketing agency in the country. Before joining The Search Agency, Ms. Palmer served as a partner in 2 Degrees Ventures, a branded entertainment agency and as the Senior Vice President Marketing Operations for Ameriquest Mortgage Company. She has also served as Senior Vice President Marketing Operations at United Online, Inc., parent company to internet brands NetZero and Juno. Ms. Palmer holds a B.S. degree from Ithaca College. We believe that Ms. Palmer is qualified to serve as a director due to her operational experience and service as Chief Revenue Officer and President of companies within various industries, combined with her financial background and management experience.

Jay K. Greyson has been a director since June 2014. Since 2006, Mr. Greyson has been the Co-founder of Supply Chain Equity Partners, a private equity firm focused on the distribution and logistics industry. Also, since 2006, Mr. Greyson has served as the Co-founder, Managing Director, and Principal of Vetus Partners, an investment bank. Prior to that, from 2000 to 2006, Mr. Greyson served as a Director of Brown Gibbons Lang & Company, an investment bank. Also, Mr. Greyson has served as a General Manager and Vice President of several leading electronic manufacturers. Mr. Greyson also serves on the Board of Directors of several private companies as Chairman, Operating Director, and Director. Mr. Greyson holds a B.S. degree in Electrical Engineering from the University of Virginia and an M.B.A. from the University of Chicago. We believe that Mr. Greyson is qualified to serve as a director due to his leadership experience in private equity and investment banking, combined with his financial background and management experience in the manufacturing industry.

Class II Directors – Terms Expiring at the 2017 Annual Meeting of Stockholders

Joshua L. Berman has been a director since October 2007. Mr. Berman has a long track record in building and running internet businesses. A founder of MySpace.com, he held the position of Chief Operating Officer from 2003 until the company was sold to News Corp, at which time he transitioned to manage Slingshot Labs, an internet incubator dedicated to building and developing new web ventures for News Corp. In 2010 he left Slingshot Labs to co-found e-commerce platform BeachMint and served as the company’s Chief Executive Officer from 2010–2014, when he became Chief Executive Officer of The Lucky Group. Previous to MySpace, Mr. Berman co-founded and managed successful internet companies: ResponseBase and Xdrive Technologies. Prior to his start-up life, Mr. Berman was a management consultant with PricewaterhouseCoopers. Mr. Berman was actively licensed as a certified public accountant from 1991 through 2002, and holds a B.A. degree in economics from the University of California, Santa Barbara and an M.B.A. from the University of Southern California. We believe that Mr. Berman is qualified to serve as a director due to his industry knowledge and operational experience with, and service as Chief Operating Officer or President of internet companies, including internet marketing and social networking, combined with his strong accounting and financial background and management experience.

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007, as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. From 1995 through December 2008, Mr. Khazani served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani also serves as financial director of the non-profit organization Women for World Health. In 2011, Mr. Khazani became a board member for The Plasticos Foundation, a non-profit organization doing reconstructive plastic surgeries around the world. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego. We believe Mr. Khazani’s extensive background in the auto parts and industrial manufacturing and distribution industries provides a valuable juxtaposition with the e-commerce experience of many our other directors. We also believe that his historical insight into the Company’s operations and strategic relationships, combined with his foresight and creativity in driving the growth of the Company from a small, local operation delivering auto parts, to a leading internet retailer qualifies him to serve as a director.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the managing partner of Treehouse Capital, LLC, an investment firm he launched in 2000. Mr. Majteles serves as an active and involved board member for the companies in Treehouse’s portfolio. Prior to launching Treehouse, Mr. Majteles was the Chief Executive Officer of three different technology companies. Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles has served on several public company boards. Mr. Majteles serves on the boards of directors of iPass, Inc., from 2009 through the present, where he also serves as chairman of the Audit Committee; and Rightside Group, Ltd, from 2014 to the present, where he serves as Chairman of the Nominating and Governance Committee. Mr. Majteles was previously a board member of several additional public company boards: Rovi Corporation (formerly Macrovision Corporation) from 2006 through 2010; Adept Technology, Inc. from 2003 through 2011; Unify Corporation from 2004 through 2011; and Comarco Inc, from 2008 through 2011. Mr. Majteles obtained his B.A. from Columbia University in 1986 and his J.D. from Stanford University in 1989. We believe Mr. Majteles is qualified to serve as a director due to his combined business, investment, and financial expertise and experience. We believe that his management experience in leading companies, including serving as CEO of three technology companies, and his prior and current service on multiple boards of directors of innovative technology companies makes Mr. Majteles effective at leading the Board on behalf of our stockholders.

Family Relationships

There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net which can be directly accessed at http://investor.usautoparts.net/ . We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.

Director Independence

The Board reviewed the independence of each of our directors on the basis of the standards adopted by the NASDAQ Stock Market (“NASDAQ”). During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ Rules. After the review, the Board of Directors has determined that Messrs. Berman, Majteles, Phelps, Greyson, Wilson and Ms. Palmer each satisfy the requirements for “independence” under the listing standards of the NASDAQ Rules.

The Board has, additionally, maintained a separation between the seats of Chairman and CEO since we went public in 2007 in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The Board also meets regularly in executive session.

Board Oversight of Risk

The Board is responsible for overseeing our risk management but its duties in this regard are supplemented by the Audit Committee, which is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Audit Committee meets privately with our management team in order to assess the overall control environment and “tone at the top” and to provide the Audit Committee with direct feedback as to any control or oversight issues. Other committees, including the Compensation Committee, review risks relevant to their particular areas of responsibility, such as whether the compensation of executive management encourages them to take undue risk. These matters are reviewed at Board meetings as well and, if deemed necessary and appropriate, in executive session with only the independent directors present. Our management team has the primary responsibility for identifying and managing the known, material risks which could affect our operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks, and the management team reviews subsets of risk on a more frequent basis with the Board.

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.

During fiscal 2014, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—7; Audit Committee—5; Compensation Committee—3; and Nominating and Corporate Governance Committee—7. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our directors attended our 2014 Annual Meeting of Stockholders.

Audit Committee. Our Audit Committee consists of Messrs. Phelps, Majteles and Berman. Mr. Phelps is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The primary functions of this committee include the following:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	appointing from time to time, engaging, determining the compensation of, evaluating, providing oversight of the work of and, when appropriate, replacing our independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. Our independent auditors report directly to the Audit Committee and they also have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Messrs. Berman and Majteles and Ms. Palmer. Mr. Berman is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development and succession planning.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Executive Compensation and Other Information-Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Majteles, Phelps and Wilson. Mr. Majteles is the Chairman of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

The Nominating and Corporate Governance Committee generally seeks directors with strong reputations and experience in areas relevant to the operations and strategies of the Company’s business. In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and recommends director nominees to the Board for approval. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. The Nominating and Corporate Governance Committee assesses each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, his or her ability to think and act independently and with sound judgment, and ability and commitment to serve our and its stockholders’ long-term interests. All factors considered by the Nominating and Corporate Governance Committee are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in our business, our future opportunities and strategic plans, and other trends, as well as the portfolio of skills and experience of current and prospective directors.

The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a director nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, at the Company’s address set forth on the first page of this proxy statement by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name, address and phone number of the stockholder making the nomination and of the director nominee, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of a director at the Annual Meeting. The director nominees standing for election at this Annual Meeting are current directors of the company.

Board Candidate Agreement

In March 2014, the Company entered into a Board Candidate Agreement (the “Agreement”) with Timothy Maguire, Maguire Financial, LP (the “Partnership”) and Maguire Asset Management, LLC (together with Mr. Maguire and the Partnership, “Maguire”). Under the Agreement, the Company agreed to work collaboratively with Maguire for a period of 90 days to attempt to identify and vet a suitable candidate for appointment to our Board, as the Company’s ninth director, through a process conducted, and based on criteria established, by the Nominating and Corporate Governance Committee of the Board. On June 17, 2014, the Board appointed Jay K. Greyson to serve as a class I director of the Company, effective immediately. The nomination and subsequent appointment of Mr. Greyson as a director was pursuant to the terms of the Agreement.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 16941 Keegan Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We engaged the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal years ended January 3, 2015 and December 28, 2013. The Audit Committee of our Board of Directors has selected that Deloitte & Touche LLP continue in this capacity for the fiscal year ending January 2, 2016 (“fiscal year 2015”). We are asking our stockholders to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year 2015 and to perform other appropriate services. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2015.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2015.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal years ended January 3, 2015 (“fiscal 2014”) and December 28, 2013 (“fiscal 2013”) by Deloitte & Touche LLP:

	Fiscal 2014	Fiscal 2013
Audit Fees	$1,000,500	$876,200

Audit Fees. Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by Deloitte & Touche LLP are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by Deloitte & Touche LLP for fiscal 2014 and 2013.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended January 3, 2015 included in the Company’s Annual Report on Form 10-K for that year.

In carrying out its responsibilities under the Audit Committee Charter dated January 19, 2007, which is available by accessing the investor relations section of our website at http://investor.usautoparts.net/ , the Audit Committee, among other things, supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The Audit Committee met five times during fiscal year 2014. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include sessions with the Company’s independent auditor and management present and regular sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended January 3, 2015. The Audit Committee discussed with Deloitte & Touche LLP such matters as are required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), relating to the conduct of the audit. The Audit Committee also discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures the Audit Committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, for filing with Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2015.

Submitted by the Audit Committee of the Board of Directors:

Warren B. Phelps III, Chairman
Robert J. Majteles
Joshua L. Berman

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our current executive officers.

Name	Age	Current Position(s)
Shane Evangelist	41	Chief Executive Officer
Neil T. Watanabe(1)	61	Chief Financial Officer
Michael Yoshida(1)	61	Vice President, Controller
Aaron E. Coleman	40	Chief Operating Officer
Bryan P. Stevenson	42	Vice President, General Counsel and Secretary

(1)	Mr. Robson resigned as Chief Financial Officer on September 8, 2014 and Mr. Yoshida was subsequently appointed as Interim Chief Financial Officer. Mr. Yoshida returned to his prior position as Vice President, Controller upon appointment of Mr. Watanabe as Chief Financial Officer on March 23, 2015.

The following is certain biographical information describing the business experience of each of our executive officers who is not a director. The biography of Mr. Evangelist appears earlier in this proxy statement. See “Proposal One: Ratification of Appointment of Directors.”

Neil T. Watanabe was appointed as Chief Financial Officer on March 23, 2015. Mr. Watanabe has over 30 years of finance, accounting and operational experience and has served as the Chief Financial Officer for both public and private national retail companies. Prior to his March 2015 appointment as the Company’s Chief Financial Officer, Mr. Watanabe recently served as Chief Operating Officer for National Stores, a discount department store chain that operates more than 300 locations. Prior to joining National Stores, from 2006 until 2014, Mr. Watanabe was the Executive Vice President and Chief Financial Officer for Anna’s Linens, a national textiles and home goods store that operates more than 300 locations. Mr. Watanabe, a veteran financial executive, has also served as the Chief Financial Officer for Shoe Pavilion, Elizabeth Arden Red Door Spas, Sears Health and Nutrition, PetSmart, Mac Frugal Bargain Closeout, Kay Bee Toys, and Motherhood Maternity. Mr. Watanabe began his career with Montgomery Ward and Filenes Basement. He is a graduate of the University of California, Los Angeles with a Bachelor of Arts and obtained certification as a Public Accountant in Illinois.

Michael Yoshida has served as our Vice President, Controller since 2009. Between September 2014 and March 2015, Mr. Yoshida served as our Principal Accounting Officer and Interim Chief Financial Officer. From August 2005 until August 2009, Mr. Yoshida served as the Vice President Finance and Controller for Hot Topic, Inc. and as the Senior Director of Finance and Controller for Bristol Farms from December 1998 until August 2005. Mr. Yoshida served as Chief Financial Officer, Vice President Finance at Farmers Market from May 1995 to December 1998. From 1984 to 1995, Mr. Yoshida held various accounting and finance positions with Ralphs Grocery Company and Irvine Ranch Farmers Market. Mr. Yoshida received his B.S. degree in Accounting from the University of Southern California and an M.B.A. from the California State University, Los Angeles and is a Certified Public Accountant.

Aaron E. Coleman has been our Chief Operating Officer since September 2010, and was our Executive Vice President of Operations and Chief Information Officer from April 2008 until September 2010. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President – Online Systems at Blockbuster Inc., which he joined as Vice President – Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

Bryan P. Stevenson has been our Vice President, General Counsel and Secretary since March 2011. From January 2008 to March 2011, Mr. Stevenson served as Vice President, Associate General Counsel at Blockbuster Inc., which he joined as Senior Corporate Counsel in November 2004. Mr. Stevenson worked as an attorney in private practice from 1999 to 2004. Mr. Stevenson holds a B.A. from Dallas Baptist University and a J.D. from Baylor University.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the “named executive officers” listed below whose 2014 compensation information is presented in the tables following this discussion in accordance with SEC rules. The primary objective of our executive compensation policies and programs is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We believe this best serves our stockholders by providing a stable management team that is focused on long-term growth and profitability without incurring undue risk.

The three key elements of the current executive compensation program are annual base salary, bonuses, and long-term, equity-based incentives. We also provide certain of our executive officers with severance and change-in-control benefits as well as limited perquisites and other personal benefits. Our discussion below contains an additional explanation of each of these elements.

In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the Compensation Committee considers both the performance and skills of each executive, as well as the compensation paid to those executives in similar organizations with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. We focus on, among other things, the following five elements in determining compensation:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•	Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so our executive officers are held accountable through their compensation both in salary and in long-term incentive compensation.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of equity-based awards which serve to align our executive officer’s interests with those of our stockholders.

•	Likelihood of Compensation Structure to Encourage Excessive Risk Taking. Compensation, while tied in part to Company financial and stock performance, should not be tied in such a way as to encourage our executive officers to take excessive risk in operating the business or consummating strategic projects designed to artificially inflate earnings or share price.

Additionally, the Board of Directors adopted, and the Company’s stockholders approved at the 2011 Annual Meeting, a say-on-pay policy pursuant to Section 14A – Shareholder Approval of Executive Compensation, of the Exchange Act. Every three years, stockholders are able to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement. This advisory say-on-pay resolution is non-binding on the Board of Directors, however, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating the Company’s executive compensation, in the applicable years when advisory votes are solicited. The Board of Directors and the Compensation Committee carefully evaluated the results of the most recent stockholder advisory vote of executive compensation, which occurred in fiscal 2014, and considered this vote to be a strong endorsement of the Company’s policies and practices and has determined to conduct its review of executive compensation consistent with past practice. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, which is currently set at every three years, the next scheduled say-on-pay vote will be at the 2017 Annual Meeting of Stockholders.

Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and compensation consultants. In 2007, in connection with our initial public offering, we had retained Compensia Inc. (or “Compensia”), an independent compensation consultant company, to assist us in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. As part of our annual evaluation of executive compensation, we engaged Compensia each year following the initial public offering, except fiscal 2012, in order to ensure that the Company remained competitive in attracting and retaining talented executives. To assist with 2014 compensation decisions, the Chief Executive Officer prepared an assessment of the Company’s overall performance in fiscal 2013, each individual’s performance during fiscal 2013, as well as a review of how each executive’s 2014 proposed compensation compared with the executives in the peer group companies provided in Compensia’s report for fiscal 2014, and recommended to the Compensation Committee base salary amounts, annual performance goals and annual incentive compensation for all executive officers except himself based upon those goals. When making 2014 compensation decisions, the Compensation Committee reviewed this report, assessed the CEO with regard to his own performance and established and made the final determinations regarding compensation of our named executive officers. Our Compensation Committee utilized the services of Compensia to assist them in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives for fiscal 2014. Our Compensation Committee relied on Compensia’s report for fiscal 2014 to consider changes to the overall compensation for our named executive officers. Compensia’s report for fiscal 2014 noted that base salaries for our named executive officers generally approximate or fall below the 35th percentile for our designated peer group, and actual total direct compensation generally approximate or fall below the 25th percentile for our designated peer group. Also, Compensia’s report for fiscal 2014 recommended the Company consider increasing base salaries, target incentive opportunities, and equity compensation to better align with our peer group.

The components of our executive compensation program generally include (a) base salaries; (b) annual cash and or equity incentive opportunities; (c) in certain years, annual equity grants; and (d) in certain years, long-term equity incentive opportunities. Executives also participate in employee benefit programs available to the broader employee population such as our 401(k) plan and health insurance. We also maintain a deferred compensation plan for employees of the Company earning greater than $110,000 annually, in which such employees are eligible to participate and for which the Company matches 50% of contributions up to 2% of annual base salary. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and profitability.

In 2014 our Compensation Committee utilized the services of Compensia for a new compensation report. As part of best market practices the Company’s peer group for 2013 was reviewed to ensure an appropriate market comparison for 2014. Compensia and the Compensation Committee utilized the following peer group selection criteria: trailing twelve month revenues, market capitalization, employee headcount and industry. Based on the selection criteria and for purposes of continuity all but one of the 2013 peer group companies remained, with the one company removed due to its bankruptcy. Compensia recommended and the Compensation Committee approved eight new peer group company additions to create a larger sample size resulting in a higher quality analysis. The peer group identified by Compensia and approved by the Compensation Committee for fiscal 2014 includes the following companies:

• Blue Nile	• Digital River	• Dice Holdings

• Internap Network Services	• Nutrisystem	• Perficient, Inc.

• PetMed Express	• QAD, Inc.	• QuinStreet

• Rosetta Stone	• Active Network	• Telenav

• Demand Media	• Ebix	• Epiq Systems

• IntraLinks Holdings	• Cafe Press	• Vitacost.com

• RealNetworks, Inc.

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities, and salaries for named executive officers (as defined below in “Summary Compensation Table”) are established and adjusted at the discretion of the Compensation Committee. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

2014 base salaries for each named executive officer were as follows:

NAME AND TITLE	2014 BASE SALARY (1)
Shane Evangelist,	$425,000
Chief Executive Officer
David Robson,	$303,000
former Chief Financial Officer(2)
Michael Yoshida,	$277,250
Vice President, Controller(2)
Aaron E. Coleman,	$307,500
Chief Operating Officer
Houman Akhavan,	$272,700
former Vice President, Marketing(3)
Bryan P. Stevenson,	$240,240
Vice President, General Counsel

(1)	The base salaries shown below reflect base salaries as of January 3, 2015, except for Mr. Robson and Mr. Akhavan whose base salaries are reflected as of the date of their resignation.
(2)	Mr. Robson resigned as Chief Financial Officer on September 8, 2014 and Mr. Yoshida was subsequently appointed as Interim Chief Financial Officer. Mr. Yoshida returned to his prior position as Vice President, Controller upon appointment of Mr. Watanabe as Chief Financial Officer on March 23, 2015.
(3)	Mr. Akhavan resigned as the Vice President of Marketing on December 9, 2014.

Annual Incentive Bonuses

In addition to base salary, our executives are eligible to earn annual incentive bonus compensation. Our incentive bonus plan ties the level of achievement of Company annual financial performance goals to the amount of annual incentive compensation that we pay to each of our executives. These performance goals incorporate a combination of revenue and EBITDA thresholds, as well as individual performance, so as to encourage the executives to maximize the generation of profitable new business as well as optimizing the profitability and performance of existing business. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value. This combination additionally limits the incentive for executives to take undue risk to maximize their incentive compensation. Incentive bonuses are established, adjusted and given final approval by the Compensation Committee, which has full discretion to award a bonus or not. While the incentive bonus has traditionally been paid in cash, in 2009 the Company initiated a program whereby the executives can each make an election to receive part of his bonus in shares of Company common stock at the time the target bonus-parameters are approved by the committee. For 2011, 2012 and 2013, incentive bonuses were established based upon revenue and adjusted EBITDA goals. Target incentive bonuses for our executive officers were established at approximately 20% to 80% of their respective annual base salaries in alignment with Compensia’s report for fiscal year 2014. However, the Company fell short of its fiscal 2013 and 2014 revenue and adjusted EBITDA goals, therefore our named executive officers annual incentive bonuses were not paid. During 2014, the Company paid a one-time spot bonus of $5,000 to Mr. Stevenson upon the successful completion of certain projects in 2014 and which is included in the bonus amount below. The Compensation Committee, upon due recommendation from the CEO, approved such bonus.

Total target incentive/retention bonuses and actual bonuses paid for fiscal 2014 were as follows:

	TARGET BONUS	BONUS PAID/GRANTED
NAME AND TITLE	CASH	CASH	STOCK
Shane Evangelist Chief Executive Officer	$340,000	$—	—
David G. Robson former Chief Financial Officer(1)	$151,500	$—	—
Michael Yoshida Vice President, Controller(1)	$55,508	$—	—
Aaron E. Coleman Chief Operating Officer	$153,750	$—	—
Houman Akhavan former Vice President Marketing(2)	$95,000	$—	—
Bryan P. Stevenson Vice President, General Counsel	$72,072	$5,000	—

(1)	Mr. Robson resigned as Chief Financial Officer on September 8, 2014 and Mr. Yoshida was subsequently appointed as Interim Chief Financial Officer. Mr. Yoshida returned to his prior position as Vice President, Controller upon appointment of Mr. Watanabe as Chief Financial Officer on March 23, 2015.
(2)	Mr. Akhavan resigned as the Vice President of Marketing on December 9, 2014.

Long-Term Equity Compensation

We believe that long-term performance of the Company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. We do not have specific ownership percentage requirements for our executive officers, but in making additional awards take into consideration the ownership percentages of the executive officers of our peer group companies, as well as the balance between vested and unvested options held by the executive. All grants are made at the fair market value of the Company’s stock on the date of grant. Our Chief Executive Officer makes recommendations on equity awards to the Compensation Committee, which then considers the recommended grants at each meeting, which generally coincide with meetings of the Board of Directors. If the hire date of an employee who is not an executive officer does not occur at the time of a Compensation Committee meeting, we may credit the employee with vesting time retroactive to hire date, but the exercise price of the option is always equal to the fair market value on the date of grant, no matter the vesting schedule. Executive officer options are generally granted at the time of hire.

From time-to-time, we may also grant equity based awards that vest based on the achievement of certain operational performance goals, which we believe help create incentives to help align our employees’ interests with the interests of stockholders. If such operational performance or goal is not met, then such awards would be forfeited.

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options and restricted stock unit awards (“RSUs”) help us achieve this objective in several important ways: by aligning the employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants to continue their employment with us.

Compensia’s report for fiscal 2014 recommended the Company issue the named executive officer’s equity compensation at market levels as a retentive measure and consistent with market practices. The Compensation Committee considered the amount of unvested equity, the amount of underwater options, the Company’s stock price, total potential equity ownership, individual performance, and market retention value guidelines. Based on those factors and the recommendation of Compensia, the Compensation Committee issued our named executive officers performance-based and time-based RSUs and new annual stock option awards during fiscal 2014.

Equity compensation granted to the named executive officers and its grant date fair values are presented in the compensation tables, below.

Other Compensation

The Compensation Committee may determine or the Chief Executive Officer may recommend from time to time that an executive officer has performed in a manner that should be rewarded with a “spot” or extraordinary bonus. Mr. Stevenson was also paid a one-time spot bonus of $5,000 upon the successful completion of certain projects in 2014 and is included in the amount reflected in the table under Annual Incentive Bonuses above and Summary Compensation Table below. In 2013, Mr. Stevenson was paid a one-time spot bonus of $10,000 upon the successful completion of certain projects in 2013 and is included in the amount reflected in the Summary Compensation Table below. No such bonuses were paid in fiscal 2012. Finally, our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, as well as a Company match of 50% of contributions to the Company’s 401(k) up to 6% of salary, that are available to all employees, plus a Company match of 50% of contributions to the Company’s non-qualified deferred compensation plan up to 2% of salary. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Likelihood of Compensation Structure to Encourage Excessive Risk Taking

After a thorough review of the Company’s compensation policies as they apply to all employees and more specifically the executive officers, the Compensation Committee believes that the policies do not encourage unnecessary risk taking and the impact of risk that may be encouraged by the policies would not present a material adverse impact to the Company. We provide base salaries to provide stability and predictability of monthly income, and provide incentive cash or stock bonuses and long-term equity grants to encourage focus on profitability, growth and long term value of the Company.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We have a non-qualified defined contribution plan that was established in January 2010; employees earning greater than $110,000 are currently eligible to participate in the plan. The plan utilizes a rabbi trust for protection of its assets, although in the event of bankruptcy the plan could become a general unsecured creditor of the Company. Participants may contribute up to 90% of their annual base salary and up to 100% of bonus awards and the Company matches 50% of contributions up to 2% of salary.

Equity Compensation Plans

We have options granted and outstanding under three equity compensation plans, the 2006 Equity Incentive Plan, the 2007 Omnibus Incentive Plan, and the 2007 New Employee Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) was adopted by our board of directors and approved by our stockholders in March 2006. A total of 4,365,340 shares of our common stock were previously reserved for issuance under the 2006 Incentive Plan. Under the 2006 Incentive Plan, we were authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to grant to employees, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. All options granted under the 2006 Incentive Plan have terms not exceeding ten years and are immediately exercisable but vest over time. Options granted under the 2006 Incentive Plan are not transferable by the recipient except by will or by the laws of descent and distribution. As of March 24, 2015, options to purchase 67,752 shares of our common stock were outstanding under the 2006 Incentive Plan at a weighted average exercise price of $10.90 per share. No options have been granted under the 2006 Incentive Plan after September 30, 2006, and all outstanding options are governed by the terms and conditions of this plan.

2007 Omnibus Incentive Plan

We adopted the 2007 Omnibus Incentive Plan (the “2007 Omnibus Plan”) in January 2007, which became effective on February 8, 2007, the effective date of the registration statement filed in connection with our initial public offering. Under the 2007 Omnibus Plan, the Company was previously authorized to issue 2,400,000 shares of common stock under various instruments plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2008 and ending on January 1, 2017 equal to (i) the lesser of (A) 1,500,000 shares of Common Stock or (B) five percent (5%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Company’s board of directors. Options granted under the 2007 Omnibus Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. The 2007 Omnibus Plan provides for automatic grant of options to purchase common stock to non-employee directors. During 2014 we granted an aggregate of 1,015,675 RSUs to certain employees of the Company under the 2007 Omnibus Plan, which reduced the shares of common stock reserved for future issuance under that plan. As of March 24, 2015, options to purchase 6,830,876 shares of our common stock were outstanding under the 2007 Omnibus Plan at a weighted average exercise price of $2.70 per share and 1,959,897 shares of our common stock are reserved for future issuance under the 2007 Omnibus Plan.

2007 New Employee Incentive Plan

We adopted the 2007 New Employee Incentive Plan (the “2007 New Employee Plan”) in October 2007. Under the 2007 New Employee Plan, the Company is authorized to issue 2.0 million shares of common stock under various instruments solely to new employees. Options granted under the 2007 New Employee Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. As of March 24, 2015, no options to purchase shares of our common stock were outstanding under the 2007 New Employee Plan and 1,566,667 shares of our common stock are reserved for future issuance under the 2007 New Employee Plan.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In February 2014, in order to rectify certain inconsistencies and to provide more standard language regarding benefits and responsibilities of each executive in the event of a change in control, we amended the employment agreements originally entered into with Shane Evangelist, our Chief Executive Officer, David G. Robson, our former Chief Financial Officer, Aaron Coleman, our Chief Operating Officer, Houman Akhavan, our former Vice President of Marketing and Bryan P. Stevenson, our Vice President, General Counsel and Secretary. The amendments were made after the Compensation Committee consulted with Compensia, its compensation consultant, as well as outside counsel and determined that the provisions were in accordance with the Company’s benchmark peer group for 2013. The changes are primarily as follows:

•	Provide, for the named executive officers, that all options (those initially granted in connection with commencement of employment and those granted thereafter) will be subject to “double-trigger” vesting acceleration in the event the officer is terminated or resigns for “good reason” following a change in control of the Company;

•	Provide that the “double trigger” vesting acceleration protection period will commence 3 months before a change in control and end 12 months following the change in control;

•	Provide that a resignation with good reason must occur within two years following the event giving rise thereto;

•	To provide, that good reason will include a change in the executive’s authority, duties or responsibilities (including diminished duties resulting from no longer being an executive officer of a publicly-traded company) and a change in the authorities, duties or responsibilities of the supervisor to whom the executive is required to report;

•	Provide that, following a change in control, a resignation for good reason due to a change in the executive’s authority, duties or responsibility or that of his supervisor cannot be triggered prior to six months after a change in control; and

•	Provide that the portion of severance relating to the pro rata bonus is at the “target” level.

Agreements with Shane Evangelist, Chief Executive Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Evangelist (the “Amended Evangelist Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Evangelist on September 18, 2012 (the “Prior Evangelist Agreement”). The Prior Evangelist Agreement was amended and restated pursuant to the Amended Evangelist Employment Agreement for the purpose of providing that upon Mr. Evangelist’s termination or resignation for any reason, all stock options granted to Mr. Evangelist that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Evangelist Employment Agreement provides that in the event of Mr. Evangelist’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason or as a result of the expiration of the Amended Evangelist Employment Agreement (other than as a result of Mr. Evangelist having been terminated for cause or as a result of his death or disability), Mr. Evangelist will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration. The Amended Evangelist Employment Agreement also provides that Mr. Evangelist will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Evangelist’s annual cash target incentive bonus. Pursuant to the Amended Evangelist Employment Agreement, Mr. Evangelist’s annual base salary remained at $425,000. Mr. Evangelist also continued to be eligible to receive an annual target incentive bonus of up to 80% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. Under the severance provisions of the Amended Evangelist Agreement, in the event of his involuntary termination by the Company for any reason (other than for cause) or in the event of his own voluntary resignation with good reason, Mr. Evangelist will continue to be entitled to severance benefits consisting of, among other things, continuation of his annual base salary for a period of one year following termination, a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

If a triggering event under the severance provisions of the Amended Evangelist Employment Agreement had occurred on the last business day of fiscal 2014, then Mr. Evangelist would have been entitled to a payment of $425,000 and approximately $18,000 of COBRA payments. Also, based on the Amended Evangelist Employment Agreement, in the event of a change in control as of the last business day of fiscal year 2014, all of Mr. Evangelist’s unvested outstanding options of 347,321 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $219,706. The value realized is based on the fair market value per share of our common stock as of January 3, 2015 of $2.22 minus the exercise price of the unvested outstanding options of $0.9866 and $2.03 per share.

Agreements with Neil T. Watanabe, Chief Financial Officer

On March 23, 2015, the Company appointed Neil T. Watanabe as Chief Financial Officer. In connection with Mr. Watanabe’s appointment as Chief Financial Officer, Mr. Watanabe entered into an Employment Agreement with the Company (the “ Watanabe Employment Agreement ”), pursuant to which Mr. Watanabe will receive an annual base salary of $300,000, subject to an annual performance review. Mr. Watanabe will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors, which may be paid in the form of cash, common stock or restricted stock. While Mr. Watanabe will be employed on an at-will basis, the Watanabe Employment Agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Watanabe will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

In connection with the Watanabe Employment Agreement, Mr. Watanabe was granted a stock option to purchase 335,000 shares of the Company’s common stock (the “ Option ”) pursuant to the Company’s 2007 Omnibus Incentive Plan. The exercise price for the Option is $2.18 per share, which was the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The Option vests over a four year period, with 25% vesting and becoming exercisable on March 23, 2016, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter. Also, in connection with the Watanabe Employment Agreement, Mr. Watanabe was granted a retention restricted stock unit award (the “ Retention RSU Award ”) covering 30,000 shares of the Company’s Common Stock and a restricted stock unit award (the “ 2015 RSU Award ”) covering 34,404 shares of the Company’s Common Stock . The Retention RSU Award and the 2015 RSU Award represent the right to receive shares of the Company’s Common Stock only when, and with respect to the number of shares which have vested. The Retention RSU Award will become fully-vested on March 23, 2017, subject to Mr. Watanabe’s service to the Company through such date, provided, however, that if Mr. Watanabe is terminated without cause or resigns for good reason prior to March 23, 2017, then the Retention RSU Award will become fully-vested on the date of such earlier termination or resignation. The 2015 RSU Award will become fully-vested on February 15, 2016, subject to Mr. Watanabe’s service to the Company through such date, provided, however, that if Mr. Watanabe is terminated without cause or resigns for good reason prior to February 15, 2016, then the 2015 RSU Award will become fully-vested on the date of such earlier termination or resignation.

Agreements with Michael Yoshida, Vice President Controller

On September 8, 2014, the Company appointed Michael Yoshida as the Company’s Interim Chief Financial Officer, effective September 19, 2014. In connection with Mr. Yoshida’s appointment as Interim Chief Financial Officer, Mr. Yoshida received a $5,000 per month salary increase while serving as Interim Chief Financial Officer, which represented a base salary equal to $277,540. On March 23, 2015, as a result of the Company’s appointment of Neil T. Watanabe as its Chief Financial Officer, Mr. Yoshida returned to his prior position as Vice President and Controller with a base salary of $228,113. Mr. Yoshida currently has no employment agreement with the Company.

Agreements with David G. Robson, Former Chief Financial Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Robson (the “Amended Robson Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Robson on January 3, 2012 (the “Prior Robson Agreement”). The Prior Robson Agreement was amended and restated pursuant to the Amended Robson Employment Agreement for the purpose of providing that upon Mr. Robson’s termination or resignation for any reason, all stock options granted to Mr. Robson that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Robson Employment Agreement provides that in the event of Mr. Robson’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason, Mr. Robson will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Robson Employment Agreement also provides that Mr. Robson will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Robson’s annual cash target incentive bonus. Pursuant to the Amended Robson Employment Agreement, Mr. Robson’s annual base salary was increased to $303,000. Mr. Robson will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. Under the severance provisions of the Amended Robson Agreement, in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Robson will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.

On September 8, 2014, Mr. Robson resigned, effective September 19, 2014. In connection with his resignation, Mr. Robson received a cash payment equal to $16,358, which represented his accrued but unused vacation pay.

Agreements with Aaron E. Coleman, Chief Operating Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Coleman (the “Amended Coleman Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Coleman on September 18, 2012 (the “Prior Coleman Agreement”). The Prior Coleman Agreement was amended and restated pursuant to the Amended Coleman Employment Agreement for the purpose of providing that upon Mr. Coleman’s termination or resignation for any reason, all stock options granted to Mr. Coleman that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Coleman Employment Agreement provides that in the event of Mr. Coleman’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason or as a result of the expiration of the Amended Coleman Employment Agreement (other than as a result of Mr. Coleman having been terminated for cause or as a result of his death or disability), Mr. Coleman will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Coleman Employment Agreement also provides that Mr. Coleman will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, such executive’s annual cash target incentive bonus. Pursuant to the Amended Employment Agreement, Mr. Coleman’s annual base salary was increased to $307,500. Mr. Coleman was also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, based upon us reaching our revenue and EBITDA goals as well as his achievement of certain individual goals to be established by the Compensation Committee. Under the severance provisions of the Amended Coleman Agreement, in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro-rated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment.

If a triggering event under the severance provisions of the Amended Coleman Employment Agreement had occurred as of the last business day of fiscal year 2014, then Mr. Coleman would have been entitled to a payment of $300,000 and approximately $18,000 of COBRA payments. Also, based on the Amended Coleman Employment Agreement, in the event of a change in control as of the last business day of fiscal year 2014, all of Mr. Coleman’s unvested outstanding options of 193,749 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $108,545. The value realized is based on the fair market value per share of our common stock as of January 3, 2015 of $2.22 minus the exercise price of the unvested outstanding options of $0.9866 and $2.03 per share.

Agreements with Houman Akhavan, Former Vice President of Marketing

In February 2014, the Company entered into an Employment Agreement with Mr. Akhavan (the “Akhavan Employment Agreement”), pursuant to which Mr. Akhavan’s annual base salary was increased to $272,700. Mr. Akhavan will also be eligible to receive an annual target incentive bonus of up to $95,000, depending on the achievement of certain revenue and EBITDA goals to be established by the Compensation Committee. While Mr. Akhavan will continue to be employed on an at-will basis, the Akhavan Employment Agreement provides that in the event of his termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability) or as a result of the expiration of the Akhavan Employment Agreement (other than as a result of Mr. Akhavan having been terminated for cause or as a result of his death or disability), Mr. Akhavan will be entitled to severance payments equal to six months of base salary (payable in accordance with the Company’s regular pay practices), plus any earned but unpaid target bonus for the fiscal year prior to the year of such termination or expiration, and a pro-rated portion of his target bonus for the year of such termination or expiration, and reimbursement for the cost of COBRA coverage for a period of up to six months (except in the event of any termination due to Mr. Akhavan’s death). In the event that Mr. Akhavan is terminated without cause or he resigns for good reason during the period beginning three months before a change of control of the Company and ending 12 months following a change of control of the Company, all stock options and other equity compensation (other than restricted stock unit awards, which will be governed by the applicable award agreements) will accelerate in full and all stock options granted to Mr. Akhavan that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. The Akhavan Employment Agreement also provides that Mr. Akhavan will be eligible to receive an annual target incentive bonus in the form of stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, such Mr. Akhavan’s annual cash target incentive bonus. Under the prior offer letter with Mr. Akhavan from January 2006, which was in effect on December 28, 2013, pursuant to which he agreed to serve as our Vice President of Marketing, in the event Mr. Akhavan’s employment was terminated for any reason other than for cause, then we would be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date.

On December 9, 2014, Mr. Akhavan’s employment with the Company terminated. In connection with the termination of his employment, Mr. Akhavan received a cash payment equal to $27,532, which represented accrued but unused vacation pay, 21,000 restricted stock units held by Mr. Akhavan became vested and converted on a one-for-one basis to common stock, and he was paid $41,954 in severance benefits. On February 26, 2015, we entered into a Settlement Agreement and Release of All Claims with Mr. Akhavan, wherein he is entitled to receive aggregate consideration of $300,000.

Agreements with Bryan P. Stevenson, Vice President, General Counsel and Secretary

In February 2014, the Company amended and restated its Employment Agreement with Mr. Stevenson (the “Amended Stevenson Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Stevenson on May 15, 2012 (the “Prior Stevenson Agreement”). The Prior Stevenson Agreement was amended and restated pursuant to the Amended Stevenson Employment Agreement for the purpose of providing that upon Mr. Stevenson’s termination or resignation for any reason, all stock options granted to Mr. Stevenson that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Stevenson Employment Agreement provides that in the event of Mr. Stevenson’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason, Mr. Stevenson will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Stevenson Employment Agreement also provides that Mr. Stevenson will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Stevenson’s annual cash target incentive bonus. Mr. Stevenson will also be eligible to receive an annual target incentive bonus of up to 30% of his annual base salary, based upon goals to be established by the Compensation Committee. Pursuant to the Amended Stevenson Employment Agreement, Mr. Stevenson’s annual base salary was increased to $240,240. Under the severance provisions of the Amended Stevenson Employment Agreement, in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Stevenson will be entitled to severance payments equal to six month’s base salary (payable over six months in accordance with our regular pay practices), plus a pro-rated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment.

If a triggering event under the severance provisions of the Amended Stevenson Employment Agreement had occurred as of the last business day of fiscal year 2014, then Mr. Stevenson would have been entitled to a payment of approximately $115,500 and approximately $18,000 of COBRA payments. Also, based on the Amended Stevenson Employment Agreement, in the event of a change in control as of the last business day of fiscal year 2014, all of Mr. Stevenson’s unvested outstanding options of 149,553 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $54,034. The value realized is based on the fair market value per share of our common stock as of January 3, 2015 of $2.22 minus the exercise price of the unvested outstanding options of $0.9866 and $2.03 per share.

Tax and Accounting Impact of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

The Company annually reviews the compensation paid to its Chief Executive Officer and each of the three other most highly compensated officers to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based stock and annual cash bonus payments may qualify as performance-based compensation.

For 2014, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

Summary Compensation Table

The following table sets forth information regarding the compensation earned or awarded during the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012 by our “named executive officers,” except fiscal 2013 and 2012 information for Mr. Yoshida is not provided because he was not a “named executive officer” in either of those years.

Name and Title	Fiscal Year	Salary	Bonus(1)		Restricted Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total

Shane Evangelist Chief Executive Officer	2014 2013 2012	$425,000 425,000 425,000	$	— — —	$635,644 — —	$237,740 126,621 —	$37,739 36,711 35,719	$1,336,123 588,332 460,719

David G. Robson(5) former Chief Financial Officer	2014 2013 2012	243,158 300,000 293,100		— — —	133,980 — —	178,305 503,400 870,000	30,862 35,391 28,731	586,305 838,791 1,191,831

Michael Yoshida(5) Vice President, Controller	2014	230,005		—	20,300	—	12,268	263,573

Aaron E. Coleman Chief Operating Officer	2014 2013 2012	306,375 300,000 300,000		— 37,500 —	448,905 — —	148,588 171,258 —	36,617 36,024 38,790	940,485 544,782 338,790

Houman Akhavan(6) former Vice President of Marketing	2014 2013 2012	289,339 270,000 270,000		— 23,750 —	42,630 — —	59,435 166,446 —	46,243 46,307 46,150	437,647 506,503 316,150

Bryan P. Stevenson Vice President, General Counsel	2014 2013 2012	238,766 230,410 231,000		5,000 27,281 —	32,480 — —	148,588 164,102 —	20,156 14,092 11,402	444,990 435,885 242,402

(1)	During the first two quarters of fiscal 2013, the Company paid retention bonuses to Messrs. Coleman, Akhavan and Stevenson. Such bonuses were paid to Messrs. Coleman, Akhavan and Stevenson only as a retentive measure to ensure their continued employment with the Company. The Company also paid a one-time spot bonuses of $10,000 and $5,000 to Mr. Stevenson upon the successful completion of certain projects in 2013 and 2014 respectively which are included in the bonus amount above.
(2)	The amounts shown represent the aggregate grant date fair value of restricted stock awards as computed in accordance with FASB ASC Topic 718. Fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015.
(3)	The amounts shown represent the aggregate grant date fair value of option awards as computed in accordance with FASB ASC Topic 718. For valuation assumptions, see our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015.
(4)	The table below shows the components of “All Other Compensation” for the named executive officers.
(5)	Mr. Robson resigned as Chief Financial Officer on September 8, 2014 and Mr. Yoshida was subsequently appointed as Interim Chief Financial Officer. Mr. Yoshida returned to his prior position as Vice President, Controller upon appointment of Mr. Watanabe as Chief Financial Officer on March 23, 2015.
(6)	Mr. Akhavan resigned as the Vice President of Marketing on December 9, 2014.

Fiscal 2014 All Other Compensation Table

Name	Automobile Allowance	401(k) employer contribution	Deferred compensation, employer portion	Health insurance premiums	Total

Shane Evangelist	$15,000	$—	$4,250	$18,489	$37,739

David G. Robson	9,000	5,473	2,522	13,867	30,862

Michael Yoshida	—	6,930	2,310	3,028	12,268

Aaron E. Coleman	12,000	3,064	3,064	18,489	36,617

Houman Akhavan	12,000	7,350	2,893	24,000	46,243

Bryan P. Stevenson	—	3,656	—	16,500	20,156

Grants of Plan-Based Awards

All plan-based awards that might be granted to our named executive officers are non-qualified stock options or shares of stock. The exercise price per share of each option granted to our named executive officers is equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant. The per share amounts represent the grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates and Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015. Grants made to our named executive officers during fiscal year 2014 are as follows:

Name	Award	Grant date	All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Shane Evangelist	(1)	2/14/14	147,150	—	—	298,715
	(2)	2/14/14	165,975	—	—	336,929
	(3)	2/14/14	—	200,000	2.03	237,740

David G. Robson	(4)	2/14/14	66,000	—	—	133,980
	(5)	2/14/14	—	150,000	2.03	178,305

Michael Yoshida	(6)	2/14/14	10,000	—	—	20,300

Aaron E. Coleman	(5)	2/14/14	—	125,000	2.03	148,588
	(6)	2/14/14	33,500	—	—	68,005
	(7)	4/3/14	130,000	—	—	380,900

Houman Akhavan	(5)	2/14/14	—	50,000	2.03	59,435
	(6)	2/14/14	21,000	—	—	42,630

Bryan P. Stevenson	(5)	2/14/14	—	125,000	2.03	148,588
	(6)	2/14/14	16,000	—	—	32,480

(1)	Mr. Evangelist was granted a restricted stock unit award under the Company’s 2007 Omnibus Incentive Plan (the “ 2007 Plan ”). This restricted stock unit award represented the right to receive the shares of common stock only when, and with respect to the number of shares which have vested. The number of shares of the restricted stock unit award that vest, if any, was determined by the amount of adjusted free cash flow that the Company achieved during the 2014 fiscal year, where adjusted free cash flow is an amount equal to the Company’s adjusted EBITDA minus the Company’s committed CAPEX. On March 23, 2015, the Compensation Committee determined 100% of the adjusted free cash flow was achieved and Mr. Evangelist’s award became fully vested.
(2)	Mr. Evangelist was also granted a restricted stock unit award under the 2007 Plan. This restricted stock unit award represents the right to receive the shares of common stock only when, and with respect to the number of shares which have vested. This restricted stock unit award will become fully-vested on January 1, 2016, subject to Mr. Evangelist’s service to the Company through such date, provided, however, that if Mr. Evangelist is terminated without cause or resigns for good reason prior to January 1, 2016, then this restricted stock unit award will become fully-vested on the date of such earlier termination or resignation.
(3)	Mr. Evangelist was granted a stock option under the 2007 Plan, 25% of which will vest on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to Mr. Evangelist’s service to the Company through such dates.
(4)	Mr. Robson was granted a restricted stock unit award under the 2007 Plan. This restricted stock unit award represented the right to receive the shares of common stock only when, and with respect to the number of shares which have vested. The number of shares of the restricted stock unit award that vest, if any, was determined by the amount of adjusted free cash flow that the Company achieved during the 2014 fiscal year, where adjusted free cash flow is an amount equal to the Company’s adjusted EBITDA minus the Company’s committed CAPEX. Mr. Robson resigned in September 2014, prior to any shares vesting.
(5)	Mr. Robson, Mr. Coleman, Mr. Akhavan and Mr. Stevenson were each granted a stock option awards under the 2007 Plan, at an exercise price equal to $2.03, the closing price of the common stock on the date of grant, 25% of which will vest on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to such executive’s service to the Company through such dates. Both Mr. Robson and Mr. Akhavan’s options were forfeited prior to any vesting.
(6)	Mr. Coleman, Mr. Yoshida, Mr. Akhavan and Mr. Stevenson were each granted restricted stock unit awards under the 2007 Plan. These restricted stock unit awards represented the right to receive the shares of common stock only when, and with respect to the number of shares which vested. These restricted stock unit awards became fully-vested on February 15, 2015. In December 2014, Mr. Akhavan’s employment with the Company terminated and his award became fully-vested as a result.

(7)	Mr. Coleman was granted a restricted stock unit award. This restricted stock unit award was granted under and in accordance with the terms and conditions of the Company’s 2007 Plan. This restricted stock unit award will become fully-vested on January 1, 2016, subject to Mr. Coleman’s service to the Company through such date.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of January 3, 2015. Except as otherwise indicated below, each award was granted under the 2007 Omnibus Incentive Plan and vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(6)
Shane Evangelist	—		200,000	2.03	2/13/2024	165,975	(2)	368,465
	66,964		147,321	0.9866	9/9/2023	147,150	(3)	326,673
	250,000	(1)	—	3.72	5/14/2018	—		—
	500,000		—	1.59	1/4/2019	—		—

David G. Robson	21,429		64,285	0.9866	9/9/2023	—		—

Michael Yoshida	13,392		22,321	0.9866	9/9/2023	10,000	(4)	22,200
	15,000		30,000	2.44	11/6/2023	—		—

Aaron E. Coleman	31,249		68,749	0.9866	9/9/2023	130,000	(5)	288,600
	—		125,000	2.03	2/13/2024	33,500	(4)	74,370
	125,000		—	1.59	1/4/2019	—		—

Houman Akhavan	27,571		82,713	0.9866	9/9/2023	—		—
	—		50,000	2.03	2/13/2024	—		—
	100,000		—	1.59	1/4/2019	—		—

Bryan P. Stevenson	11,160		24,553	0.9866	9/9/2023	16,000	(4)	35,520
	—		125,000	2.03	2/13/2024	—		—

(1)	The stock options vested and became exercisable upon meeting certain stock price metrics. Fifty percent of the shares underlying the option vested and became exercisable upon the monthly average closing sales price of our common stock as reported by NASDAQ (the “Average Closing Price”) equaling or exceeding $6.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option also vested and became exercisable upon the Average Closing Price equaling or exceeding $8.00 per share in any consecutive three-month period prior to October 15, 2012. The Average Closing Price equaled or exceeded $6.00 for the three consecutive months ended March 31, 2010, and the shares subject to that portion of the grant, 125,000 shares, vested on March 31, 2010. Additionally, the Average Closing Price equaled or exceeded $8.00 for the three consecutive months ended October 29, 2010 and the shares subject to that portion of the grant, 125,000 shares, vested on October 29, 2010.
(2)	Pursuant to the Stock Unit Award Agreement dated February 14, 2014, 100% of the restricted stock units vest on January 1, 2016.
(3)	Pursuant to the Stock Unit Award Agreement dated February 14, 2014, the number of restricted stock units that vest is determined by the amount of adjusted free cash flow (“ Adjusted FCF ”) that the Company achieved during the 2014 fiscal year, where Adjusted FCF is an amount equal to the Company’s adjusted EBITDA minus the Company’s committed CAPEX. On March 23, 2015, 100% of the restricted stock units vested.
(4)	Pursuant to the Stock Unit Award Agreement dated February 14, 2014, 100% of the time-based restricted stock units vested on February 15, 2015.
(5)	Pursuant to the Stock Unit Award Agreement dated April 3, 2014, 100% of the restricted stock units vest on January 1, 2016.
(6)	The market value of the unvested restricted stock awards is calculated by multiplying the number of units by the closing price of our common stock at January 3, 2015, which was $2.22.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth the number of shares acquired upon the vesting of common stock by each named executive officer during fiscal 2014.

Option Exercises and Stock Vested in Fiscal 2014

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Houman Akhavan	21,000	$55,230

Nonqualified Deferred Compensation

The following table shows for fiscal 2014 certain information regarding nonqualified deferred compensation benefits for the named executive officers:

Name	Executive Contributions in 2014	Company Contributions in 2014 (1)	Aggregate Earnings (Losses) in 2014 (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at January 3, 2015

Shane Evangelist	$8,500	$4,250	$(124)	(28,071)	$61,844

David G. Robson	12,158	2,522	12,719	(2,450)	108,125

Michael Yoshida	6,930	2,310	2,045	(5,844)	52,735

Aaron E. Coleman	6,128	3,064	986	(108,753)	54,922

Houman Akhavan	5,787	2,893	3,042	—	67,308

Bryan P. Stevenson	—	—	—	—	18,375

(1)	All Company Contributions have also been included under All Other Compensation in the Summary Compensation Table above.
(2)	Aggregate annual earnings have not been included in the Summary Compensation Table above.

The Board of Directors determined in 2009 that it is appropriate for retention of our executives to implement a deferred compensation plan so that employees earning greater than $110,000 annually could make contributions to their retirement in addition to those allowed under our 401(k) plan, which has required deferrals to be returned to certain employees who contributed more than 401(k) discrimination testing will allow under certain circumstances. The deferred compensation plan allows participants to defer as much as 90% of salary and 100% of any bonuses, and the Company matches 50% of any employee contributions, up to a maximum of 2% of salary and credited to the account at the end of each year. Company contributions vest over a 3-year period. The minimum allowed deferral is $5,000, and the participant can elect to have contributions paid out at a date certain or upon retirement from the Company. Account balances can be paid out in lump sum or installments upon retirement or disability of the participant, but lump-sum payouts are mandatory upon termination of employment or death; change of control; or an “in-service” or date certain payout. The plan is funded through the purchase of company owned life insurance through a rabbi trust, and each participant is granted a death benefit of 3 times his or her salary. Included above, total participant deferrals and Company contributions into the plan were $32,000 for the year ended January 3, 2015.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Messrs. Harman and Khazani, are entitled to a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive an additional $25,000, $22,000, $7,500, and $5,000, respectively, per year for his or her service as chairperson for such committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of the Company. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

Director Stock Ownership Guidelines and Director Payment Election Plan

In June 2011, in an effort to further align directors’ interests with those of shareholders and implementing best practices in corporate governance, the Company implemented guidelines for director share ownership. The stock ownership guideline is for directors to own and maintain a minimum of $100,000 of our stock (a multiple of 4 times the annual $25,000 director retainer). Current directors will have 3 years from the date of the approval of the guideline and any new directors will have 3 years from the date of their initial election to the Board of Directors to comply.

In July 2011, the Board of Directors approved the Director Payment Election Plan which provides the directors with a convenient mechanism to acquire stock to comply with the director stock ownership guidelines. Each year the Director Payment Election Plan allows for a director to elect, beginning on the first day of the open trading window following the annual meeting of the Company’s stockholders and ending on the last day of such open trading window, to receive, in lieu of cash, all or a specified percentage of all fees to be earned for serving on the Board of Directors in shares of the Company’s common stock. The election shall be irrevocable for each applicable year. The Company will issue to each director who has elected to receive common stock, on the date fees become payable on a quarterly basis during the applicable year in accordance with the Company’s normal payment practices, a number of shares of common stock equal to (i) the cash value of any fees otherwise payable to the director, divided by (ii) the closing sales price for the common stock on the applicable payment date. If the calculation would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the fraction multiplied by the closing sales price on the applicable payment date.

For fiscal 2014 each of our non-employee directors, other than Messrs. Harman and Khazani, received stock options and $25,000 per year for his or her service as a director, as well as the payment of an additional $7,500 per year, for serving on the Audit Committee, $5,000 per year, for serving on the Compensation Committee or $2,500 per year, for serving on the Nominating and Governance Committee. In addition, the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received $22,000, $7,500 and $5,000 per year, respectively for their service on such committees during fiscal 2014.

The following table sets forth a summary of the compensation earned in fiscal year 2014 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Robert J. Majteles	$67,500	$73,840	$141,340
Warren B. Phelps III	51,583	36,920	88,503
Joshua L. Berman	41,042	36,920	77,962
Barbara Palmer	27,917	36,920	64,837
Bradley E. Wilson	26,458	36,920	63,378
Jay K. Greyson	13,472	90,099	103,571
Fredric W. Harman	—	—	—
Sol Khazani	—	—	—

(1)	Stock options were granted pursuant to our 2007 Omnibus Incentive Plan. The amounts shown represent the aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

(2)	Messrs. Majteles held 535,000 options, Berman held 205,000 options, Phelps held 205,000 options, Wilson held 65,000 options and Ms. Palmer held 65,000 options, Mr. Greyson held 45,000 options, to purchase shares of our Common stock, as of January 3, 2015.
(3)	Mr. Greyson was granted 45,000 options to purchase shares of our Common stock upon his appointment to the Board of Directors effective June 2014.

The members of the Compensation Committee of our Board of Directors during fiscal 2014 were Messrs. Berman, Majteles and Phelps and Ms. Palmer. Ms. Palmer joined the Compensation Committee of our Board of Directors in May 2014, replacing Mr. Phelps. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during fiscal 2014. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the SEC. We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2015 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended January 3, 2015.

Submitted by the Compensation Committee
of the Board of Directors:

Joshua L. Berman
Robert J. Majteles
Barbara S. Palmer

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of March 24, 2015 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 33,817,840 shares of common stock outstanding and 4,149,997 shares of Series A Convertible Preferred outstanding as of March 24, 2015 totaling 37,967,837 shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 24, 2015 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders:
Oak Investment Partners XI, L.P.(2)	10,764,745	26.8%
Mehran Nia(3)	4,677,001	11.7
William Blair & Company, L.L.C.(4)	2,495,095	6.2
Sol Khazani(5)	2,524,059	6.3
Mina Khazani(6)	2,428,110	6.1
Officers and Directors:
Shane Evangelist(7)	1,297,774	3.2
Michael Yoshida(8)	38,600	*
David G. Robson(9)	21,429	*
Aaron E. Coleman(10)	258,239	*
Houman Akhavan	104,504	*
Bryan P. Stevenson(11)	64,254	*
Joshua L. Berman(12)	190,054	*
Jay K. Greyson	1,000	*
Fredric W. Harman(2)	10,764,745	26.8
Sol Khazani(5)	2,524,059	6.3
Robert J. Majteles(13)	711,688	1.8
Barbara Palmer(14)	29,148	*
Warren B. Phelps III(15)	200,878	*
Bradley E. Wilson(16)	29,148	*
All directors and executive officers as a group (13 persons)(17)	20,808,017	51.9

*	Less than 1%.

(1)	The address for each of the officers and directors listed above, Mehran Nia and Mina Khazani is c/o U.S. Auto Parts Network, Inc. at 16941 Keegan Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for William Blair & Co. is 222 W. Adams, Chicago, IL 60606.
(2)	Consists of (i) 9,333,485 of common stock based on Schedule 13D/A filed with the SEC on February 14, 2013, (ii) 1,379,310 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 28, 2013 and (iii) 51,950 shares of common stock issued in lieu of preferred stock dividends based on Form 5 filed with the SEC on February 14, 2014 and February 10, 2015 for 24,414 shares and 27,536 shares, respectively. Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the 9,333,485 shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont and Edward F. Glassmeyer, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont and Edward F. Glassmeyer each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.
(3)	Consists of (i) 3,187,433 shares of common stock owned directly by the Nia Family Living Trust, Dated September 2, 2004, (ii) 213,979 shares of common stock owned directly by the Mehran Nia Annuity Trust, Dated November 18, 2006, (iii) 213,979 shares of common stock owned directly by the Fariba Nia Annuity Trust, Dated November 18, 2006 based on a Form 4 filed with the SEC on May 12, 2010, (iv) 27,128 shares of common stock issued in lieu of preferred stock dividends ; and (v) 1,034,482 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 27, 2013. Mehran Nia has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee or co-trustee of several trusts. Mr. Nia additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(4)	Based on a Schedule 13G/A filed with the SEC on February 4, 2015. William Blair & Company, L.L.C. has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 2,495,095 shares, and is thus deemed to beneficially own such shares.
(5)	Consists of (i) 1,956,211 shares of common stock owned directly by the Sol Khazani Living Trust Established June 1, 2007, of which Mr. Khazani is the sole trustee, (ii) 213,979 shares of common stock owned directly by the Sol Khazani Annuity Trust Established November 18, 2006, of which Mr. Khazani is the sole trustee, (iii) 9,042 shares of common stock issued in lieu of preferred stock dividends and (iv) 344,827 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 27, 2013. Mr. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee of several trusts. Mr. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(6)	Consists of (i) 1,366,500 shares of common stock owned directly by the Mina Khazani Living Trust, Dated May 30, 2007, of which Ms. Khazani is the sole trustee, (ii) 27,128 shares of common stock issued in lieu of preferred stock dividends and (ii) 1,034,482 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 8-K filed with the SEC on March 25, 2013. Ms. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in her capacity as trustee the trust. Ms. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(7)	Includes 901,786 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(8)	Includes 31,755 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(9)	Includes 21,429 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(10)	Includes 218,710 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(11)	Includes 53,942 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(12)	Includes 183,878 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(13)	Consists of (i) 65,000 shares of common stock, (ii) 150,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on April 9, 2013, (iii) 3,932 shares of common stock issued in lieu of preferred stock dividends and (iii) 492,756 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(14)	Includes 29,148 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(15)	Includes 183,878 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(16)	Includes 29,148 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.
(17)	Includes 2,146,430 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2015 or within 60 days after such date.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Except as disclosed below, since December 28, 2013, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in January 2007, our Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Related Party Transactions

Beginning in November 2003, the Company has leased its former corporate headquarters and former primary warehouse from Nia Chloe, LLC (“Nia Chloe”), a member of which is our board member, Sol Khazani. Another Nia Chloe member, Mehran Nia, was also one of our board members until his resignation in December 2009, and Mr. Nia remains a stockholder owning greater than 5% of our common stock. Lease payments and expenses associated with this related party arrangement totaled $378,000, $374,000 and $374,000, for the years ended January 3, 2015, December 28, 2013 and December 29, 2012, respectively. The lease expired during fiscal 2014 and was not renewed.

On October 8, 2014, Oak Investment Partners XI, L.P. (“Oak”) and the Sol Khazani Living Trust (“Trust”) purchased 1,500,000 and 500,000 shares of the Company’s subsidiary AutoMD, Inc. common stock, respectively, at a purchase price of $1.00 per share. Fredric W. Harman and Sol Khazani, each a current director of the Company, are affiliated with Oak and the Trust, respectively.

The Company has entered into indemnification agreements with the Company’s directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with the Company’s future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended January 3, 2015 and representations from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended January 3, 2015 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 16941 Keegan Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2015

AT THE OFFICES OF THE COMPANY LOCATED AT 16941 KEEGAN AVENUE, CARSON, CA 90746

This proxy statement and our annual report on Form 10-K for the year ended January 3, 2015 are also available at http://investor.usautoparts.net. We encourage you to access and review all of the important information contained in the proxy materials before voting. To obtain directions to be able to attend the shareholder meeting and vote in person, please contact our corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746 or by calling us at (424) 702-1445.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2016 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 10, 2015.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between February 20, 2016 and March 21, 2016. If the date of the 2016 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2015 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2016 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2016 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2016 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

INCORPORATION BY REFERENCE

The following items of our 2014 Annual Report on Form 10-K are incorporated herein by reference:

•	Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 7A — Quantitative and Qualitative Disclosures about Market Risk

•	Item 8 — Financial Statements and Supplementary Data

•	Item 9 — Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting, to the extent that they update the information included herein or incorporated by reference above, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide you, without charge, a copy of any of the information incorporated by reference in this proxy statement (excluding exhibits) by first class mail or other equally prompt means within one business day of receiving a written request directed to us at: U.S. Auto Parts Network, Inc., Attn: Secretary, 16941 Keegan Avenue, Carson, CA 90746 or by calling us at (424) 702-1445.

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 20, 2015.

Vote by Internet
• Go to www.envisionreports.com/PRTS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.

	☒	• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following nominees and FOR Proposal 2.
1. Election of the following Class III Directors:

	For	Withhold		For	Withhold		For	Withhold	+
01 - Fredric W. Harman	☐	☐	02 - Warren B. Phelps III	☐	☐	03 - Bradley E. Wilson	☐	☐

		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as the independent auditor of U.S. Auto Parts Network, Inc. for the fiscal year ending January 2, 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+
021DMB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints SHANE EVANGELIST and BRYAN P. STEVENSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 20, 2015 at 9:00 a.m. Pacific Time at the offices of the Company, 16941 Keegan Ave., Carson, CA 90746 and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock and/or Series A Convertible Preferred Stock held of record by the undersigned on March 24, 2015, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREIN, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the fiscal year ended January 3, 2015, which were furnished with this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)